Exhibit 10.3.6

Summary of Directors’ Compensation

Each non-employee director and alternate director who owns less than 5% of Univision’s common stock and who is not affiliated with A. Jerrold Perenchio, Grupo Televisa, S.A. and its affiliates (“Televisa”) or Corporacion Venezolana del Television, C.A. (VENEVISION) and its affiliates (“Venevision”) is paid $100,000 for each year of service. In addition, each non-employee director, other than A. Jerrold Perenchio and John G. Perenchio, and each alternate director may be granted options to purchase our Class A Common Stock. In 2005, Univision did not award any options but made its annual grants of options in January 2006, at which time each of Messrs. Gaba, Horn, Cassara, Tichenor, Johnson, Rivera and Cisneros received 25,000 nonqualified stock options that vest ratably over 4 years.